Exhibit 99.1

Contact: Sandy Rowland
203.328.3500
sandy.rowland@harman.com

HARMAN Reports First Quarter Fiscal Year 2014 Results

•	Net sales up 17% to $1.172 billion and non-GAAP EPS up 21% to $0.95

•	Non-GAAP operating income up 18% to $93 million and generated $113 million cash from operations

•	Secured $1.6 billion in new awards during Q1

•	Completed the acquisition of Duran Audio; Martin Lighting acquisition ahead in synergy savings

•	Launched new restructuring program to achieve annualized savings of approximately $25 million

STAMFORD, CT, October 31, 2013 – Harman International Industries, Incorporated, the leading global infotainment and audio group (NYSE: HAR), today announced results for the first quarter ended September 30, 2013.

Net sales for the first quarter were $1.172 billion, an increase of 17 percent compared to the same period last year, as all three of the Company’s divisions reported sales increases. Net sales increased due to the expansion of recent production launches in the Infotainment division, growth in home and multimedia and car audio within the Lifestyle division, and the expansion of the Company’s product portfolio into lighting within the Professional division.

Excluding restructuring and non-recurring charges, first quarter non-GAAP operating income was $93 million, compared to $79 million in the same period last year. On the same non-GAAP basis, earnings per diluted share were $0.95 for the quarter compared to $0.79 in the same period last year. On a GAAP basis, first quarter operating income was $69 million, compared to $79 million in the same period last year, and earnings per diluted share were $0.66 for the quarter compared to $0.79. The Company recorded restructuring and non-recurring charges of $24 million in the quarter.

Dinesh C. Paliwal, the Company’s Chairman, President and CEO, said, “We are pleased that our fiscal year is off to a solid start with all three of our divisions reporting double-digit top line growth, which resulted in stronger bottom-line performance. During the quarter, we also positioned Harman for continued growth, as we secured over $1.3 billion of new infotainment awards and gained market share through competitive replacements based on our unsurpassed innovation. Our patent count jumped from 4,900 to over 5,200 patents and filings, a further testament to our technology leadership.”

Paliwal continued, “We continue to take aggressive cost actions and implemented a new restructuring program in Germany this quarter to further realign our cost structure. These actions are expected to yield annual savings of approximately $25 million beginning in fiscal year 2015.”

FY 2014 Key Figures – Total Company	Three Months Ended September 30
			Increase (Decrease)
$ millions (except per share data)	3M FY14	3M FY13	Including Currency Changes	Excluding Currency Changes[1]
Net sales	1,172	998	17%	14%
Gross profit	322	278	16%	13%
Percent of net sales	27.4%	27.9%
SG&A & Other	252	199	27%	24%
Operating income	69	79	(12%)	(14%)
Percent of net sales	5.9%	7.9%
EBITDA	101	108	(6%)	(8%)
Percent of net sales	8.6%	10.8%
Net Income	46	55	(15%)	(17%)
Diluted earnings per share	0.66	0.79	(16%)	(18%)
Restructuring-related costs and other non-GAAP items	24	0
Non-GAAP
Gross profit(1)	324	278	16%	14%
Percent of net sales(1)	27.6%	27.9%
SG&A & Other(1)	230	199	16%	13%
Operating income(1)	93	79	18%	16%
Percent of net sales(1)	8.0%	7.9%
EBITDA(1)	123	108	14%	12%
Percent of net sales(1)	10.5%	10.8%
Net Income(1)	67	55	22%	19%
Diluted earnings per share(1)	0.95	0.79	21%	18%
Shares outstanding – diluted (in millions)	70	69

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Summary of Operations – Gross Margin and SG&A

In the first quarter of fiscal year 2014, non-GAAP gross margin and SG&A expense as a percentage of net sales were in line with the prior year quarter. Gross margin decreased from 27.9 to 27.6 percent and SG&A expense decreased as a percentage of net sales from 19.9 to 19.7 percent for this quarter.

Investor Call Today, October 31, 2013

At 11:00 a.m. EDT today, Harman’s management will host an analyst and investor conference call to discuss the first quarter results. Those who want to participate via audio in the earnings conference call should dial 1 (800) 698 0460 (U.S.) or +1 (303) 223 2680 (International) ten minutes before the call and reference HARMAN, Access Code: 21675903.

In addition, Harman invites you to visit the Investors section of its website at: www.harman.com where visitors can sign-up for email alerts and conveniently download copies of historical earnings releases and supporting slide presentations, among other documents. The fiscal first quarter earnings release and supporting materials will be posted on the site at approximately 8:00 a.m. EDT, Thursday, October 31, 2013.

A replay of the call will also be available following its completion at approximately 1:00 p.m. EDT. The replay will be available through January 31, 2014 at 1:00 p.m. EST. To listen to the replay, dial 1 (800) 633 8284 (U.S.) or +1 (402) 977 9140 (International), Access Code: 21675903. If you need technical assistance, call the toll-free Global Crossing Customer Care Line at 1 (800) 473 0602 (U.S.) or +1 (303) 446 4604 (International).

General Information

HARMAN designs, manufactures, and markets a wide range of infotainment and audio solutions for the automotive, consumer, and professional markets. It is a recognized world leader across its customer segments with premium brands including AKG®, Harman Kardon®, Infinity®, JBL®, Lexicon®, and Mark Levinson® and leading-edge connectivity, safety and audio technologies. The Company is admired by audiophiles across multiple generations and supports leading professional entertainers and the venues where they perform. More than 25 million automobiles on the road today are equipped with HARMAN audio and infotainment systems. HARMAN has a workforce of 14,600 people across the Americas, Europe, and Asia and reported sales of $4.5 billion for the last twelve months ended September 30, 2013. The Company’s shares are traded on the New York Stock Exchange under the symbol NYSE:HAR. Please visit www.harman.com for more information.

A reconciliation of the non-GAAP measures included in this press release to the most comparable GAAP measures is provided in the tables contained at the end of this press release. Harman does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Forward-Looking Information

Except for historical information contained herein, the matters discussed in this earnings release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. One should not place undue reliance on these statements. The Company bases these statements on particular assumptions that it has made in light of its industry experience, as well as its perception of historical trends, current market conditions, current economic data, expected future developments and other factors that the Company believes are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to: (1) the Company’s ability to maintain profitability in its infotainment division if there are delays in its product launches which may give rise to significant penalties and increased engineering expense; (2) the loss of one or more significant customers, or the loss of a significant platform with an automotive customer; (3) fluctuations in currency exchange rates, particularly with respect to the value of the U.S. Dollar and the Euro; (4) the Company’s ability to successfully implement its global footprint initiative, including achieving cost reductions and other benefits in connection with the restructuring of its manufacturing, engineering, procurement and administrative organizations; (5) fluctuations in the price and supply of raw materials including, without limitation, petroleum, copper, steel, aluminum, synthetic resins, rare metals and rare-earth minerals, or shortages of materials, parts and components; (6) the inability of the Company’s suppliers to deliver products at the scheduled rate and disruptions arising in connection therewith; (7) the Company’s ability to maintain a competitive technological advantage through innovation and leading product designs; (8) the Company’s failure to maintain the value of its brands and implementing a sufficient brand protection program; and (9) other risks detailed in Harman International Industries, Incorporated Annual Report on Form 10-K for the fiscal year ended June 30, 2013 and other filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement except as required by law.

This earnings release also makes reference to the Company’s awarded business, which represents the estimated future lifetime net sales for all customers. The Company’s future awarded business does not represent firm customer orders. The Company reports its awarded business primarily based on written award letters. The Company calculates its awarded business using various assumptions including global vehicle production forecasts, customer take rates for the Company’s products, revisions to product life cycle estimates and the impact of annual price reductions and exchange rates, among other factors. These assumptions are updated on an annual basis. The Company updates the estimates quarterly by adding the value of new awards received and subtracting sales recorded during the quarter. These quarterly updates do not include any assumptions for increased take rates, revisions to product life cycle, or any other factors.

HAR-E

APPENDIX

Infotainment Division

FY 2014 Key Figures – Infotainment	Three Months Ended September 30
			Increase (Decrease)
$ millions	3M FY14	3M FY13	Including Currency Changes	Excluding Currency Changes[1]
Net sales	640	561	14%	10%
Gross profit	141	128	10%	6%
Percent of net sales	22.1%	22.9%
SG&A & Other	109	84	30%	24%
Operating income	32	45	(27%)	(29%)
Percent of net sales	5.1%	8.0%
EBITDA	48	60	(19%)	(21%)
Percent of net sales	7.6%	10.7%
Restructuring-related costs and other non-GAAP items	22	0
Non-GAAP
Gross profit(1)	143	128	11%	7%
Percent of net sales(1)	22.3%	22.9%
SG&A & Other(1)	88	84	6%	1%
Operating income(1)	55	45	21%	18%
Percent of net sales(1)	8.5%	8.0%
EBITDA(1)	69	60	15%	12%
Percent of net sales(1)	10.8%	10.7%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Net sales in the first quarter of fiscal 2014 were $640 million, an increase of 14 percent compared to the prior year, or 10 percent excluding the impact of foreign currency translation. The increase in sales is due to higher volumes from the Company’s recent production launches that continue to gain traction and expand across car lines.

On a non-GAAP basis in the first quarter of fiscal 2014, gross margin decreased 60 basis points to 22.3 percent primarily due to duplicative costs as a result of footprint migration initiatives and higher launch-related costs. SG&A spending decreased 110 basis points to 13.8 percent of net sales primarily due to improved operating leverage on higher sales and higher recoveries of project engineering costs.

Infotainment Division Highlights

During the quarter, HARMAN secured competitive replacement awards totaling $1.3 billion from customers including Volkswagen, Daimler AG, Geely Motors and Ssangyong Motor Company. Specifically, HARMAN will supply a global entry infotainment system to a variety of Volkswagen models in high-growth markets such as Brazil, Russia, India, and Mexico. The Company will also provide a 4G connectivity solution across all Mercedes-Benz car lines globally. Additionally, HARMAN will supply an entry navigation solution for Geely Motors SUV vehicles in China.

HARMAN successfully started production on new Toyota programs in Europe. In addition, after a successful multinational launch of the Mercedes S-Class featuring HARMAN’s NTG5 infotainment system, Daimler extended the availability of this vehicle into the Chinese market.

During the quarter, the Company announced a global agreement with Mazda to equip the new 2014 Mazda3 with HARMAN’s cloud-based Aha platform, which will enable drivers to select audio content from more than 40,000 internet channels and radio from around the globe. The program will launch this fall in Japan, the United States and a number of additional North American and Asian countries on Mazda’s best-selling model.

In September, technology intelligence firm ABI Research named HARMAN the top automotive Tier-1 supplier for connected infotainment solutions. The ABI report noted that HARMAN outpaced its competition due to technology leadership and global presence.

At the Frankfurt Auto Show in September, HARMAN demonstrated that it continues to be a driving force in the car innovations of tomorrow. HARMAN technology was prominent in prestigious vehicle premieres including the BMW i3 electric car. HARMAN is the first company to develop and launch a customized infotainment system that includes features specific to an electric vehicle such as battery status, range assessment and charging station locations.

Lifestyle Division

FY 2014 Key Figures – Lifestyle	Three Months Ended September 30
			Increase (Decrease)
$ millions	3M FY14	3M FY13	Including Currency Changes	Excluding Currency Changes[1]
Net sales	334	292	15%	13%
Gross profit	107	94	13%	12%
Percent of net sales	32.0%	32.3%
SG&A & Other	66	57	15%	14%
Operating income	41	37	11%	10%
Percent of net sales	12.3%	12.8%
EBITDA	50	45	10%	9%
Percent of net sales	14.8%	15.4%
Restructuring-related costs and other non-GAAP items	2	0
Non-GAAP
Gross profit(1)	108	94	14%	13%
Percent of net sales(1)	32.1%	32.3%
SG&A & Other(1)	65	57	13%	12%
Operating income(1)	43	37	15%	14%
Percent of net sales(1)	12.8%	12.7%
EBITDA(1)	50	45	12%	12%
Percent of net sales(1)	15.1%	15.4%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Net sales in the first quarter of fiscal 2014 were $334 million, an increase of 15 percent compared to the prior year or 13 percent excluding the impact of foreign currency translation. Revenues increased due to strong sales growth in the Company’s home and multimedia product lines and in the car audio business.

On a non-GAAP basis in the first quarter of fiscal 2014, gross margin decreased by 20 basis points compared to the prior year to 32.1 percent primarily due to product mix. SG&A expense as a percentage of sales decreased by 20 basis points to 19.4 percent primarily due to improved operating leverage on higher sales.

Lifestyle Division Highlights

The Lifestyle Division secured new car audio awards during the quarter, with Toyota, Lexus, BMW and others selecting HARMAN’s JBL, Mark Levinson and Harman Kardon audio solutions for a variety of their vehicle platforms.

During the quarter, the Company launched its cross-car line audio solution with BMW. Harman Kardon Logic 7 systems are available in BMW 4-, 5- and 7-series, and X5 model vehicles. Additionally, HARMAN launched its first compact car segment solution for the new Kia Sportage featuring Infinity-branded audio.

At the IFA trade fair in Berlin, HARMAN introduced new products including headphones, wireless audio and home entertainment solutions. Highlights from the fair include: the premiere of LiveStage™ signal processing technology in the JBL Synchros headphone line; the new JBL wireless portable line; and a fully renewed Harman Kardon product line featuring state-of-the-art design and acoustics.

Of 63 new products launched recently, HARMAN has received 39 awards for technology, design, and innovation, including two Best Product Awards from the European Imaging and Sound Association for the Harman Kardon Onyx portable audio system and the AKG K935 wireless headphones.

Professional Division

FY 2014 Key Figures – Professional	Three Months Ended September 30
			Increase (Decrease)
$ millions	3M FY14	3M FY13	Including Currency Changes	Excluding Currency Changes[1]
Net sales	197	144	37%	39%
Gross profit	73	55	33%	34%
Percent of net sales	37.1%	38.4%
SG&A & Other	47	35	32%	32%
Operating income	26	20	34%	36%
Percent of net sales	13.4%	13.8%
EBITDA	31	23	38%	39%
Percent of net sales	15.7%	15.7%
Restructuring-related costs and other non-GAAP items	0	0
Non-GAAP
Gross profit(1)	73	55	33%	34%
Percent of net sales(1)	37.2%	38.5%
SG&A & Other(1)	46	35	31%	32%
Operating income(1)	27	20	36%	37%
Percent of net sales(1)	13.6%	13.8%
EBITDA(1)	31	23	39%	41%
Percent of net sales(1)	15.9%	15.7%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Net sales in the first quarter of fiscal 2014 were $197 million, an increase of 37 percent compared to the prior year or 39 percent excluding foreign currency translation. The increase in net sales is due to the expansion of the Company’s product portfolio into lighting as a result of the acquisition of Martin Professional and stronger demand for the Company’s audio products.

On a non-GAAP basis in the first quarter of fiscal 2014, gross margin decreased 130 basis points to 37.2 percent primarily due to lower gross margins on lighting products. SG&A expense as a percentage of sales decreased 120 basis points to 23.5 percent due to improved operating leverage on higher sales.

Professional Division Highlights

The Professional Division capitalized on demand for its audio and lighting products for use at a wide range of live entertainment events and fixed-venue installations worldwide.

In the developed markets, the Company’s professional solutions were again featured at high profile events including the Emmy Awards and the MTV Video Music Awards. The Company continues to gain market share in the emerging markets with HARMAN system solutions being specified and delivered for a growing number of facilities including the Coke Studio at MTV in Mumbai. HARMAN audio systems were featured prominently across a number of events including Brazil’s week-long Rock in Rio, the world’s largest music festival.

In October 2013, HARMAN completed its acquisition of Duran Audio B.V. (“Duran”). The deal provides the Company with access to innovative electro-acoustic and software-based directivity control technologies. These core products and technologies, including the AXYS Intellivox line of “steerable” columns, will become an integrated part of the HARMAN Professional audio product lines.

Other (Corporate)

FY 2014 Key Figures – Other	Three Months Ended September 30
			Increase (Decrease)
$ millions	3M FY14	3M FY13	Including Currency Changes	Excluding Currency Changes[1]
SG&A & Other	31	23	35%	35%
Restructuring-related costs and other non-GAAP items	0	0
Non-GAAP[1]
SG&A & Other	31	23	35%	35%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Other (Corporate) SG&A expense includes compensation, benefit and occupancy costs for corporate employees, new technology innovation, and expenses associated with the Company’s brand identity campaign. During the first quarter of fiscal 2014, SG&A & Other expense increased primarily due to higher marketing and R&D costs.

HARMAN International Industries, Incorporated

Consolidated Statements of Income

(In thousands, except earnings per share data; unaudited)	Three Months Ended September 30,
	2013	2012
Net sales	$1,171,805	$998,193
Cost of sales	850,156	719,946
Gross profit	321,649	278,247
Selling, general and administrative expenses	252,267	199,156
Operating income	69,382	79,091
Other expenses:
Interest expense, net	1,970	5,995
Foreign exchange losses, net	861	151
Miscellaneous, net	1,329	1,179
Income before taxes	65,222	71,766
Income tax expense , net	18,676	17,211
Equity in loss of unconsolidated subsidiaries	94	0
Net income	$46,452	$54,555

Earnings per share:
Basic	$0.67	$0.79
Diluted	$0.66	$0.79
Weighted average shares outstanding:
Basic	69,547	68,682
Diluted	70,371	69,471

HARMAN International Industries, Incorporated

Consolidated Balance Sheets

(In thousands; unaudited)	September 30, 2013	June 30, 2013
ASSETS
Current assets
Cash and cash equivalents	$515,438	$454,258
Short-term investments	0	10,008
Receivables, net	794,868	722,711
Inventories	614,334	549,831
Other current assets	363,795	352,244
Total current assets	2,288,435	2,089,052
Property, plant and equipment, net	431,752	425,182
Goodwill	236,960	234,342
Deferred tax assets, long term, net	239,477	260,749
Other assets	231,895	226,360
Total assets	$3,428,519	$3,235,685

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$30,000	$30,000
Short-term debt	11,655	4,930
Accounts payable	585,368	498,055
Accrued liabilities	453,689	402,704
Accrued warranties	141,466	128,411
Income taxes payable	14,296	13,414
Total current liabilities	1,236,474	1,077,514
Long-term debt	247,540	255,043
Pension liability	171,031	167,687
Other non-current liabilities	97,910	90,570
Total liabilities	1,752,955	1,590,814
Total shareholders’ equity	1,675,564	$1,644,871
Total liabilities and equity	$3,428,519	$3,235,685

HARMAN International Industries, Incorporated

Consolidated Statement of Income

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Three Months Ended September 30, 2013
	GAAP	Adjustments	Non-GAAP
Net sales	$1,171,805	$0	$1,171,805
Cost of sales	850,156	(2,049)[a]	848,107
Gross profit	321,649	2,049	323,698
Selling, general and administrative expenses	252,267	(21,986)[b]	230,281
Operating income	69,382	24,035	93,417
Other expenses:
Interest expense, net	1,970	0	1,970
Foreign exchange losses, net	861	0	861
Miscellaneous, net	1,329	0	1,329
Income from operations before taxes	65,222	24,035	89,257
Income tax expense	18,676	3,621 [c]	22,297
Equity in loss of unconsolidated subsidiaries	94	0	94
Net income	$46,452	$20,414	$66,866

Earnings per share:
Basic	$0.67	$0.29	$0.96
Diluted	$0.66	$0.29	$0.95
Weighted average shares outstanding:
Basic	69,547		69,547
Diluted	70,371		70,371

a)	Restructuring expense in Cost of Sales was $2.0 million for projects to increase manufacturing productivity
b)	Restructuring expense in SG&A was $22.0 million primarily due to projects to increase productivity in engineering and administrative functions
c)	The tax expenses are calculated by multiplying the actual restructuring / non-recurring charge in each individual country by the discrete tax rate within that specific country.

HARMAN has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of its non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Three Months Ended September 30, 2012
	GAAP	Adjustments	Non-GAAP
Net sales	$998,193	$0	$998,193
Cost of sales	719,946	(40)[a]	719,906
Gross profit	278,247	40	278,287
Selling, general and administrative expenses	199,156	(188)[b]	198,968
Operating income	79,091	228	79,319
Other expenses:
Interest expense, net	5,995	0	5,995
Foreign exchange losses, net	151	0	151
Miscellaneous, net	1,179	(27)	1,152
Income from operations before taxes	71,766	255	72,021
Income tax expense	17,211	63 [c]	17,274
Net income	$54,555	$192	$54,747

Earnings per share:
Basic	$0.79	$0.01	$0.80
Diluted	$0.79	$0.00	$0.79
Weighted average shares outstanding:
Basic	68,682		68,682
Diluted	69,471		69,471

(a)	Restructuring expense in Cost of Sales was $0.04 million due to projects to increase productivity in manufacturing.
(b)	Restructuring expense in SG&A was $0.2 million due to projects to increase productivity in engineering and administrative functions
(c)	The tax expenses are calculated by multiplying the actual non-recurring charge in each individual country by the discrete tax rate within that specific country.

HARMAN has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of its non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Selected Financial Data

Reconciliation of GAAP to Non-GAAP Results

Foreign Currency Translation Impact

(In thousands; unaudited)	Three Months Ended September 30,		Increase (Decrease)
	2013	2012
Net sales – nominal currency	$1,171,805	$998,193	17%
Effect of foreign currency translation(1)		26,345

Net sales – local currency	1,171,805	1,024,538	14%

Gross profit – nominal currency	321,649	278,247	16%
Effect of foreign currency translation(1)		5,352

Gross profit – local currency	321,649	283,599	13%

SG&A & Other – nominal currency	252,267	199,156	27%
Effect of foreign currency translation(1)		4,171

SG&A & Other – local currency	252,267	203,327	24%

Operating income – nominal currency	69,382	79,091	(12)%
Effect of foreign currency translation(1)		1,181

Operating income – local currency	69,382	80,272	(14)%

Net income – nominal currency	46,452	54,555	(15)%
Effect of foreign currency translation(1)		1,298

Net income – local currency	46,452	55,853	(17)%

(1)	Impact of restating prior year results at current year foreign exchange rates.

HARMAN has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect its reported financial results, the Company shows the rates of change both including and excluding the effect of these changes in exchange rates. HARMAN encourages readers of its financial statements to evaluate its financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Selected Financial Data

Reconciliation of Non-GAAP Results

Foreign Currency Translation Impact

EXCLUDING restructuring and non-recurring charges
(In thousands; unaudited)	Three Months Ended September 30,		Increase (Decrease)
	2013	2012
Net sales – nominal currency	$1,171,805	$998,193	17%
Effect of foreign currency translation(1)		26,345

Net sales – local currency	1,171,805	1,024,538	14%

Gross profit – nominal currency	323,698	278,287	16%
Effect of foreign currency translation(1)		5,352

Gross profit – local currency	323,698	283,639	14%

SG&A & Other – nominal currency	230,281	198,968	16%
Effect of foreign currency translation(1)		4,171

SG&A & Other – local currency	230,281	203,139	13%

Operating income – nominal currency	93,417	79,319	18%
Effect of foreign currency translation(1)		1,181

Operating income – local currency	93,417	80,500	16%

Net income – nominal currency	66,866	54,747	22%
Effect of foreign currency translation(1)		1,298

Net income – local currency	66,866	56,045	19%

(1)	Impact of restating prior year results at current year foreign exchange rates.

HARMAN has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the consolidated financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect its reported financial results, the Company shows the rates of change both including and excluding the effect of these changes in exchange rates. The Company encourages readers of its financial statements to evaluate its financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Three Months Ended September 30, 2013
	GAAP	Adjustments	Non-GAAP
HARMAN:
Operating Income	69,382	24,035	93,417
Depreciation & Amortization	31,713	(2,020)	29,693
EBITDA	101,095	22,015	123,110
INFOTAINMENT:
Operating Income	32,427	22,082	54,509
Depreciation & Amortization	16,042	(1,350)	14,692
EBITDA	48,469	20,732	69,201
LIFESTYLE:
Operating Income	41,240	1,503	42,743
Depreciation & Amortization	8,294	(621)	7,673
EBITDA	49,534	882	50,416
PROFESSIONAL:
Operating Income	26,480	450	26,930
Depreciation & Amortization	4,509	(49)	4,460
EBITDA	30,989	401	31,390

HARMAN has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of its non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Three Months Ended September 30, 2012
	GAAP	Adjustments	Non-GAAP
HARMAN:
Operating Income	79,091	228	79,319
Depreciation & Amortization	28,544	(40)	28,504
EBITDA	107,635	188	107,823
INFOTAINMENT:
Operating Income	44,674	270	44,944
Depreciation & Amortization	15,240	0	15,240
EBITDA	59,914	270	60,184
LIFESTYLE:
Operating Income	37,259	(133)	37,126
Depreciation & Amortization	7,737	0	7,737
EBITDA	44,996	(133)	44,863
PROFESSIONAL:
Operating Income	19,771	91	19,862
Depreciation & Amortization	2,761	(40)	2,721
EBITDA	22,532	51	22,583

HARMAN has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of its non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Total Liquidity Reconciliation

Total Company Liquidity	September 30, 2013
$ millions
Cash & cash equivalents	$515
Available credit under Revolving Credit Facility	743

Total liquidity	$1,258